SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C. 20549



                                 Form 8-K



                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    THE SECURITIES EXCHANGE ACT OF 1934


                      Date of Report:  July 25, 1997





                          BLACK HILLS CORPORATION



State of South Dakota    File Number 1-7978   IRS Number 46-0111677





                               625 Ninth Street
                        Rapid City, South Dakota  57709



                 Registrant's telephone number (605) 348-1700

Item 5. OTHER EVENTS

       BLACK HILLS CORPORATION PURCHASES ASSETS OF WICKFORD ENERGY MARKETING, L.C. AND WICKFORD ENERGY MARKETING CANADA COMPANY

       Black Hills Corporation announced today it has purchased the assets of Jomax Partners, L.P., as successor to and survivor of Wickford Energy Marketing, L.C., and Wickford Energy Marketing Canada Company. Wickford is a "niche" wholesale natural gas and crude oil marketing company located in Houston, Texas with expertise in Gulf Coast and Canadian supply, targeting the Midwest and East Coast markets.

       The existing executive management team will be retained to manage the new company, Wickford Energy Marketing, Inc. with Mike Jones as President, W. Keith Maxwell as Executive Vice President-Gas Operations, Scott Bormaster as Vice President-Crude Oil and Todd Gibson as Vice President and Treasurer. Daniel P. Landguth, Chief Executive Officer of Black Hills Corporation, stated, "We are excited to add the Wickford management talent and expertise to Black Hills Corporation's family of companies. This acquisition combined with our start-up marketing company, Enserco Energy Inc., will expand our array of energy products and services.

The acquisition is consistent with our strategic plan to expand the Company's operations into other regions. Wickford Energy
Marketing, Inc., located in Houston, Texas, the energy capital of North America, is expected to generate other opportunities for us in other energy-related investments."

       "Energy marketing companies are high sales, low margin businesses. This acquisition has the potential of doubling or even tripling the Company's consolidated revenues," said Landguth, "however the impact to consolidated earnings is expected to be in the three to five percent range, depending on market conditions."

       The above statement contains forward looking statements that are subject to certain risks, uncertainties and assumptions.
Actual results may vary materially depending on many factors including, but not necessarily limited to, market conditions, general economic conditions and business competitive conditions in the energy industry.

       Black Hills Corporation is an energy company that supplies electric utility service to a 9,300 square-mile area in western South Dakota, northeastern Wyoming, and southeastern Montana; engages in the mining and sale of coal from its mine located near Gillette, Wyoming; produces, explores, and operates oil and gas interests located in the Rocky Mountain region, Texas, and California; and markets natural gas, electricity, and related services to customers in the Rocky Mountain region.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 BLACK HILLS CORPORATION


                               By /s/ Roxann R. Basham
                                 Roxann R. Basham, Corporate
                                   Secretary and Treasurer

Dated:  July 25, 1997